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                  EMPLOYMENT AGREEMENT
                        BETWEEN
                 THE AUXER GROUP, INC.
                          AND
                     RONALD SHAVER
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AGREEMENT dated this 15th day of May, 2000, between THE
AUXER GROUP, INC., a Delaware corporation (hereinafter the "Company") which will have its principal place of business at 12 Andrews Drive, West Paterson, NJ 07424, and Ronald Shaver (hereinafter the "Employee").
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WHEREAS, the Company desires to acquire the services of
Employee because of his special knowledge and skills; and,
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NOW, THEREFORE, in consideration of the foregoing, the
following is agreed:
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1.     DUTIES
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The Company hereby employs Ronald Shaver as Executive Vice
President of the business which has been conveyed this day
to the Company, having powers and duties in that capacity as set forth from time to time by the President of the Company. Employee shall devote his full time and best efforts to the Business of the Company.
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2.     COMPENSATION
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As compensation for his services to the Company, in whatever capacity rendered, the Company shall pay to Employee once every two weeks the sum of $3900 as gross salary. This salary shall be paid over the term of this Agreement which is one (1) year(s). This Agreement shall be renewed for an additional year or remain in effect after the term of this agreement provided that all material terms of this Agreement are performed by Employee and provided that both mutually agree.
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In addition, Employee shall be entitled to options under the company's Non-Statutory Option Plan. The Employee shall be granted the option to purchase an aggregate of 665,000 shares of The Auxer Group, Inc. common stock, $0.001 par value per share, at an exercise price of $0.05. Upon signing this agreement, the Company will file the appropriate registration statement and upon filing registration statement, Employee may exercise these options at any time within the plan's limitations.
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3.     EXPENSES
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The Employee may incur reasonable expenses including expense for travel, entertainment and similar items. All expenses must be pre-approved. The Company will reimburse the
Employee for all such expenses upon the presentation by the Employee, from time to time, of an itemized account justifying such expenditures. Such reimbursement shall be provided within 30 working days of such presentation by Employee. If the Company determines, in its sole discretion, that this method allowing expenses is not in the best interest of the Company, the Company may impose such other method, if any, for allowing such expenses, including elimination of the same.
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4.     TERMINATION
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This Agreement may be immediately terminated in any one of
the following manners:
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1.     The death of Employee;
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2.     The failure of the Company, as evidenced by filing
under the Bankruptcy Act for liquidation, or the making of
an assignment for the benefit of creditors;
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3.     A material breach of this Agreement executed between
the Company and the Employee; or
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4.     The Employer may immediately terminate for Just
Cause. For purposes of this Agreement "Just Cause" shall
mean only the following: (i) a final non-appealable conviction of or a plea of guilty or nolo contendere by the Employee to a felony or misdemeanor involving fraud, embezzlement, theft, dishonesty, or other criminal conduct against the Company; (ii) habitual neglect of the Employee's duties or failure by the Employee to perform or observe any substantial lawful obligation of such employment that is not immediately remedied, or (iii) failure of the Employee to comply with the policies and procedures of the Company. In the event of termination of this Agreement other than for death, the Employee hereby agrees to resign from all positions held in the Company, including, without limitation, any positions as a director, officer, agent, trustee or consultant of the Company or any affiliate of the Company.
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5.     NONCOMPETITION, TRADE SECRETS, ETC.
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During the term of this Agreement and at all times
thereafter, Employee shall not use for his personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of any person, firm, association or company other the Company, any material or information regarding the business methods, business policies, billing and collection policies and procedures, techniques, research or development projects or results, trade secrets, or other knowledge or processes under or developed by the Company or any names and addresses of customers, or any data on or relating to past, present, or prospective customers or any other confidential information relating to or dealing with the business activities of the Company, made known to Employee or learned or acquired by Employee while in the employ of the Company.
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Any and all writing, inventions, improvements, processes,
procedures and/or techniques which Employee may make, conceive, discover or develop, either solely or jointly with any other person or persons, at any time during the term of this Agreement, whether during working hours or at any other time and at the request or upon the suggestion of the
Company which relate to or are useful in connection with any business now or hereafter carried on or contemplated by the Company, including developments or expansions of its present fields of operations, shall be the sole and exclusive property of the Company. Employee shall make full disclosure to the Company of all such writings, inventions, improvements, processes, procedures and techniques, and shall do everything necessary or desirable to vest the absolute title thereto in the Company. Employee shall write and prepare all specifications and procedures regarding such inventions, improvements, processes, procedures and techniques and otherwise aid and assist the Company so that the Company can prepare and present applications for copyright or Letters Patent wherever possible, as well as reissues, renewals, and extensions thereof, and can obtain the record title to such copyright or patents so that the Company shall be the sole and absolute owner thereof in all countries in which it may desire to have copyright or patent protection. Employee shall not be entitled to any additional or special compensation or reimbursement
regarding any and all such writings, inventions, improvements, processes, procedures and techniques.
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6.     APPLICABLE LAW
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This Agreement shall be governed by the laws of the State of
New Jersey and shall be enforceable only in the Superior Court of New Jersey for Bergen County. If any provision of this Agreement is declared void, such provision shall be deemed severed from this Agreement, which shall otherwise remain in full force and effect.
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7.     BINDING EFFECT
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This Agreement shall have binding effect upon the parties
hereto, when approved by the Board, and upon their
respective personal representatives, legal representatives, successors and assigns. Any waiver of any breach of this Agreement shall be made in writing and shall be applicable only to such breach and shall not be construed to waive any subsequent or prior breach other than the specific breach so waived.
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8.     SUPERSEDES EARLIER AGREEMENTS
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This Agreement supersedes all earlier agreements between the
Employee and the Company with respect to Employee's
employment by the Company.
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IN WITNESS WHEREOF, the parties have executed this Agreement the date first written above.
/s/ Ronald Shaver              /s/ Eugene Chiaramonte, Jr.
------------------             ----------------------------
    Ronald Shaver                  Eugene Chiaramonte, Jr.
                                   President
                                   The Auxer Group, Inc.
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